GC ADVISORS LLC
CODE OF ETHICS
General

This Code of Ethics for the Adviser supplements (i) the Joint Code of Ethics for Golub Capital BDC, Inc., Golub Capital BDC 4, Inc., Golub Capital Direct Lending Corporation, Golub Capital Direct Lending Unlevered Corporation, Golub Capital Private Credit Fund, GC Advisors LLC and GC OPAL Advisors LLC that is applicable in connection with Golub Capital BDC, Inc., Golub Capital BDC 4, Inc., Golub Capital Direct Lending Corporation, Golub Capital Direct Lending Unlevered Corporation and Golub Capital Private Credit Fund and (ii) the policies and procedures contained in the Compliance Manual for the Adviser.
The Code of Ethics is predicated on the principle that the Adviser owes a fiduciary duty to its Clients. Accordingly, the Adviser’s employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of its Clients. At all times, Adviser employees must:
•Place Client interests ahead of the Adviser’s interests – As a fiduciary, the Adviser must serve its Clients’ best interests. In other words, Adviser employees may not benefit at the expense of the Clients. This concept is particularly relevant when employees are making personal investments in securities traded by the Adviser’s Clients.
•Engage in personal investing that is in full compliance with the Adviser’s Code of Ethics – Employees must review and abide by the Adviser’s personal securities transaction and insider trading policies.
•Avoid taking advantage of the employee’s position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Adviser, or on behalf of a Client, where such opportunities, gifts or gratuities could create the appearance of impropriety or might otherwise influence a decision to conduct business with such other party.
•Maintain full compliance with the federal securities laws – It is the Adviser’s policy that all employees must abide by the standards set forth in Rule 204A-1 (the “Code of Ethics Rule”) for registered investment advisers under the Advisers Act.
Any questions with respect to the Adviser’s Code of Ethics should be directed to the Chief Compliance Officer. As discussed in greater detail below, employees must promptly report any violations of the Code of Ethics to the Chief Compliance Officer. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Guiding Principles & Standards of Conduct
All employees and members of the Adviser, and consultants closely associated with the Adviser, will act with competence, dignity and integrity, in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow employees. The following set of principles frames the professional and ethical conduct that the Adviser expects from its employees and consultants:
•Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;
•Place the integrity of the investment profession, the interests of Clients, and the interests of the Adviser above one’s own personal interests;
•Adhere to the fundamental standard that the employee or consultant should not take inappropriate advantage of such person’s position;
•Conduct all personal securities transactions in a manner consistent with this policy;
•Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;
•Practice and encourage others to practice in a professional and ethical manner that will reflect credit on such person and the profession;
•Promote the integrity of, and uphold the rules governing, capital markets; and
•Comply with applicable provisions of the federal securities laws.
I. PERSONAL SECURITIES TRANSACTION POLICY
Employees may freely trade in Permitted Securities (as defined below). If an employee wishes to trade in Reportable Securities (as defined below), such employee must obtain pre-clearance according to the Personal Securities Transaction Policy set forth below.
Permitted Securities
Government securities, certificates of deposit, commercial paper and similar money market instruments, exchange-traded funds and closed-end funds, mutual funds (e.g., open ended investment companies), variable annuities, transactions in managed accounts (e.g., accounts where a 3rd party manager has full trading authority) are Permitted Securities (“Permitted Securities”) and as such, are not required to be pre-cleared by employees under the Personal Securities Transaction Policy. Transactions in such securities are, however, subject to the 30-day recommended holding period described below. Employees may, if eligible to do so, invest in private funds run by others (a “Third-Party Fund”) without receiving pre-clearance, but such investment remains subject to all of the policies and procedures in this Manual including the reporting provisions contained herein.
Reportable Securities
The Adviser will regard the following as reportable securities (“Reportable Securities”) for purposes of complying with this policy: any note, stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options on reportable securities, or in general, any interest or instrument commonly known as a security that is not a Permitted Security.
Non-Securities
Commodities (and futures and options on commodities) that are traded on a commodities exchange, including currency futures are generally not considered securities and do not need to be reported.
Pre-Clearance Procedures
The Adviser’s employees must have written clearance for any personal securities transaction (except for any transaction involving a Permitted Security or Third-Party Fund) before completing the transaction. Employees may request pre-clearance through the means then-propagated by the Chief Compliance Officer of the firm, and such means may change from time to time.
If pre-clearance is granted, the pre-clearance approval is generally valid only for the trading day on which the approval is granted except that if the approval is granted after 4 p.m. Eastern Time (e.g., New York City time), the approval extends to 4 p.m. Eastern Time (e.g., New York City time) the following business day.
Short Term Trading; Adverse Trading
Adviser employees are encouraged to refrain from engaging in short-term (e.g., holding periods under 30 days) personal trading. Repeated short-term trading may subject the employee to sanctions by the Adviser. Except for limited circumstances and subject to disclosure and pre-clearance approval, Adviser employees should not execute trades opposite of positions the Adviser takes on behalf of its clients.
Beneficial Ownership
Employees are considered to have beneficial ownership of securities (“Beneficial Ownership”) if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:
•Securities held by members of employees’ immediate family sharing the same household. Immediate family means any relative, spouse or significant other, or relative of the spouse or significant other of an employee;
•An employee’s interest as a general partner in securities held by a general or limited partnership; and
•An employee’s interest as a manager/member in the securities held by a limited liability company.
Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.
The following circumstances constitute beneficial ownership by employees of securities held by a trust:
•Legal ownership of securities as a trustee by an employee or members of the employees’ immediate family;
•Ownership of a vested beneficial interest in a trust by an employee or members of the employees’ immediate family; and
•An employee’s status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.
Restricted Securities
Anytime an employee receives material non-public information (as described in Part II, below) about a company that has issued publicly traded securities (a “Public Company”), that company will be added to the Adviser’s Restricted Securities List. Employees will be responsible for contacting the compliance@golubcapital.com any time that they receive or intend to receive any non-public information about a Public Company.
A copy of all executed confidentiality agreements concerning a Public Company must be brought to the attention of the Chief Compliance Officer. Once an authorized signatory for the Adviser has signed a confidentiality agreement for the purpose of receiving non-public information about a Public Company, the company may be placed on the Restricted Securities List if the non-public information received about the Public Company is material.
Employees are responsible for notifying the Chief Compliance Officer of any other circumstances in which they or the firm should be restricted pursuant to this Code of Ethics.
Employees may not trade securities in a Public Company on the Restricted Securities List, including but not limited to, trading in an Employee’s personal account or on behalf of a

Client account without receiving pre-clearance from the Compliance Department. Investment professionals should consider the fact that they will be restricted from trading the public securities of a Public Company for which any employee has received non-public information when evaluating any potential hedging strategies for positions. Employees may be unable to liquidate personal or Client holdings of securities that are subsequently added to the Restricted Securities List.
Unless the Chief Compliance sets up ethical walls, all employees, whether investment professionals or non-investment professionals, will be regarded as having access to any non-public information about a Public Company that has been received by any other employee.
The Chief Compliance Officer or the Chief Compliance Officer’s designee will periodically review each Public Company on the Restricted Securities List to determine whether any employees remain in possession of non-public information. Additionally, a Public Company can be removed from the Restricted List by the Chief Compliance Officer or the Chief Compliance Officer’s designee at other times if it can be determined that no employee remains in possession of non-public information, and no employee has any intention of obtaining such information.
Investments in Private Company Securities and Initial Public Offerings
Employees may not acquire, directly or indirectly, any Beneficial Ownership in any limited offering or initial public offering (“IPO”) without first obtaining prior approval of the Chief Compliance Officer or the Chief Compliance Officer’s designee in order to preclude any possibility of the employee profiting improperly from such employee’s position with the Adviser. The Chief Compliance Officer or the Chief Compliance Officer’s designee shall (1) obtain from the employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee’s activities on behalf of a Client); and (2) conclude, after consultation with a portfolio manager (who has no personal interest in the issuer of the limited offering or IPO), that no Clients have any foreseeable interest in purchasing such security. A record of such approval and the reasons supporting those decisions shall be kept as required in the Records section of this Policy.
Reporting
In order to provide the Adviser with information to enable it to determine with reasonable assurance any indications of front-running or the appearance of a conflict of interest with the trading by any Client account, each Adviser employee must submit a report to the Chief Compliance Officer or the Chief Compliance Officer’s designee showing all transactions in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions listed in the section below entitled “Exemptions from Reporting Requirements.”

Transaction Reports
Employees are required to (i) instruct their broker-dealers to send to the Adviser duplicate broker-dealer trade confirmations and account statements which must be received by the Chief Compliance Officer, at a minimum, no later than thirty (30) days after the end of each calendar quarter and/or (ii) complete such paperwork as is required by the Chief Compliance Officer so that such information may be provided electronically to the firm. If an employee’s trades do not occur through a broker-dealer (e.g., purchase of a private investment fund), such transactions shall be reported separately on the quarterly personal securities transaction report. The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted. Employees are reminded that they must also report transactions by members of the employee’s immediate family including spouse, children and other members of the household in accounts over which the employee has direct or indirect influence or control. If an employee has arranged to have monthly brokerage statements delivered to the Chief Compliance Officer, directly or electronically, then quarterly transaction reports are not required.
Initial and Annual Holdings Reports
New Adviser employees will be required to report all of their personal securities holdings not later than 10 days after the commencement of their employment. The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes an employee.
Existing employees are required to certify to the Adviser on an annual basis that the Adviser has a complete list of the Adviser’s holdings.
Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the employee has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the employee maintains an account in which any securities are held for the employee’s direct or indirect benefit; and (c) the date the employee submits the report.
Duplicate Copies
In order to help ensure that duplicate brokerage confirmations are received for all accounts pertaining to a particular employee, such employee must complete and send a brokerage letter to each bank, broker or dealer maintaining an account on behalf of the employee if requested by the Chief Compliance Officer.

Exceptions from Reporting Requirement
Employees are not required to submit: (1) a transaction or initial and annual holdings report with respect to securities held in accounts over which the access person had no direct or indirect influence or control, or (2) a transaction report with respect to transactions effected pursuant to an automatic investment plan.
New Account Report
A report shall be completed by an employee, when applicable, to disclose the name of any new account established by the employee during the quarter in which any securities, including Permitted Securities, were held for the direct or indirect benefit of the employee and include: (a) the name of the broker, dealer or bank with whom the employee established the account; (b) the date the account was established; and (c) the date that the report is submitted by the employee.
Review
The Adviser strictly forbids “front-running” Client accounts, which is a practice generally understood to be employees personally trading ahead of Client accounts. The Chief Compliance Officer will closely monitor employees’ investment patterns to detect these abuses. The Adviser’s members will monitor the Chief Compliance Officer’s personal securities transactions for compliance with the Personal Securities Transaction Policy.
The reason for the development of a post-transaction review process is to ensure that the Adviser has developed procedures to supervise the activities of its access persons. The comparison of employee trades to those of Clients will identify potential conflicts of interest or the appearance of a potential conflict.
If the Adviser discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the Chief Compliance Officer and the Adviser’s members to review the facts surrounding the transactions. This meeting shall help the Adviser to determine the appropriate course of action.
Remedial Actions
The Adviser takes the potential for conflicts of interest caused by personal investing very seriously. Employees should be aware that the Adviser reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation, including termination of employment.
II. POLICIES AND PROCEDURES TO DETECT AND PREVENT INSIDER TRADING
The Adviser’s business may require employees to deal with confidential information. The proper handling of material, non-public information is critical to the Adviser’s integrity. The Adviser’s reputation is a vital asset and even the appearance of the misuse of material, non-public information should be avoided. The misuse of non-public information may violate federal and state securities laws and other legal and regulatory requirements. Violations may be damaging to both the reputation and financial position of the Adviser and its employees.
The Adviser forbids trading, either for oneself or for others, on material, non-public information or communicating material, non-public information to others in violation of the law. This conduct is frequently called “insider trading.” The Adviser’s policy extends to activities within and outside one’s relationship with the Adviser. Individuals who cease to work for the Adviser must continue to maintain the confidentiality of inside and proprietary information learned during their employment.
Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.
In the past, securities laws have been interpreted to prohibit the following activities:
•Trading by an insider while in possession of material non-public information;
•Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or
•Communicating material non-public information to others in breach of a fiduciary duty.
Whom Does the Policy Cover?
This policy covers all of the Adviser’s employees (“covered persons”) as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership. If any employee has questions about whom this policy covers, such employee should consult the Chief Compliance Officer.
What Information is Material?
Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact specific inquiries. Adviser employees should direct any questions regarding the materiality of information to the Chief Compliance Officer. The following is an illustrative list of the type of information that is generally regarded as “material”:
•Information relating to a company’s results and operations
•Dividend or earnings announcements

•Write-downs or write-offs of assets
•Additions to reserves for bad debts or contingent liabilities
•Expansion or curtailment of company or major division operations
•Merger, joint venture announcements
•New product/service announcements
•Discovery or research developments
•Criminal, civil and government investigations and indictments
•Pending labor disputes
•Debt service or liquidity problems
•Bankruptcy or insolvency problems
•Tender offers, stock repurchase plans, etc.
•Recapitalization
Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.
Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security and therefore be considered material. Material information may also relate to the market for a security. Information about a significant order to purchase or sell securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.
What Information is Non-Public?
In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.
Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.
The Adviser’s employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee makes such employee a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.
The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.
Penalties for Trading on Insider Information
Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to Follow if an Employee Believes That Such Employee Possesses Material, Non-Public Information
The Adviser has established the following procedures to help each employee avoid insider trading and to aid the Adviser in preventing, detecting and imposing sanctions against insider trading. Each employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If any employee has questions about these procedures, such employee should consult the Chief Compliance Officer.
If an employee has questions as to whether such employee is in possession of material, non-public information, the employee must inform the Chief Compliance Officer as soon as possible. From this point, the employee, the Chief Compliance Officer and the Adviser’s members will conduct research to determine if the information is likely to be considered important to investors in making investment decisions and whether the information has been publicly disseminated.
Given the severe penalties imposed on individuals and firms engaging in insider trading, an Adviser employee:
•shall not trade the securities of any company in which such employee is deemed an insider who may possess material, non-public information about the company;
•shall not trade the securities of any company except in accordance with the Adviser’s Personal Securities Transaction Policy and the securities laws;
•shall submit personal security trading reports in accordance with the Personal Security Transaction Policy;
•shall not discuss any potentially material, non-public information with colleagues, except as specifically required by such employee’s position;
•shall immediately report the potential receipt of non-public information to the Chief Compliance Officer and the Adviser’s members; and
•shall not proceed with any research, trading or other investment advisory activities until the Chief Compliance Officer and the Adviser’s members inform the employee of the appropriate course of action.
III. DIRECTORSHIPS; OUTSIDE BUSINESS ACTIVITIES
Serving as Officers, Trustees and/or Directors of Outside Organizations
Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, the Adviser may determine that it is in its Clients’ best interests for an employee to serve as an officer or on the board of directors of outside organizations. For example, a company held in Clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of the Adviser can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.
As an outside board member or officer, an employee may come into possession of material non-public information about the outside company or other public companies. It is critical that a proper information barrier be in place between the Adviser and the outside organization and that the employee not communicate such information to other Adviser employees in violation of the information barrier.
Similarly, the Adviser may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee should not be involved in the decision to retain or hire the Adviser.
Adviser employees are prohibited from engaging in such outside activities without the prior written approval from the Chief Compliance Officer. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved.
Outside Business Activities
Adviser personnel generally may not be employed (either on a part-time, evening or weekend basis) or compensated by any business other than the Adviser or one of its affiliates.
Approval of the Chief Compliance Officer for any of the above activities must be obtained prior to engaging in such activity so that determinations may be made regarding (1) the degree to which such activity may interfere with the employee’s duties to the Adviser and the Clients and (2) whether such activity involves conflicts of interest between the Adviser and any Client that need to be disclosed and may require Client and/or Fund Investor consent.
IV. RUMORS; MANIPULATIVE TRADING PRACTICES
A. Rumors
Supervised Persons are prohibited from circulating false rumors and rumors of a sensational character that reasonably may be expected to affect market conditions for one or more securities, sectors or markets, or improperly influencing any person or entity. Intentionally creating, passing or using false rumors may violate the antifraud provisions of federal securities laws, and such conduct is contradictory to this Code of Ethics and the Adviser’s expectations regarding appropriate behavior of its Supervised Persons.
A Supervised Person should consult with the Chief Compliance Officer if such Supervised Person has questions regarding the appropriateness of any communications.

B.Manipulative Trading Practices
Section 9(a)(2) of the Exchange Act and Rule 10b-5 thereunder make it unlawful for any person, acting alone or with others, to trade any security in order to create actual or apparent active trading in such security, or raise or depress the price of the security.
Supervised Persons are prohibited from engaging in actual or apparent trading in a security for the purpose of (a) inducing the purchase or sale of such security by others; or (b) causing the price of a security to move up or down. The Exchange Act does not prohibit otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a security.
V.POLITICAL CONTRIBUTION POLICY
Pay-to-play is the practice of making campaign contributions and related payments to elected officials in order to influence the awarding of lucrative contracts for the management of public pension plan assets and similar government investment accounts. The SEC has adopted measures to curtail pay-to-play practices by registered investment advisers. The Adviser prohibits any Supervised Person from making a political contribution to gain, or to attempt to gain, an engagement for the Adviser or any affiliate.
The Adviser also prohibits any Supervised Person from making any political contributions without prior written approval as outlined in the policy statement below:
This policy statement is necessary to comply with laws, regulations and governmental policies relating to political contributions to public officials and candidates by investment managers, their employees and certain related parties described below, or relating to their solicitation or coordination of political contributions. For this purpose, a “political contribution” includes any gift, loan, deposit, transition or inaugural expense, or anything of value other than unpaid volunteer time, or any indirect contributions directed, funded or solicited through third parties.
This policy statement covers any owner, director, officer, employee or agent of Golub Capital, any of their household members, or any political action committee or other entity that they control. It prohibits any such person or entity covered by this policy statement from making a contribution to anyone who is, or who is campaigning to become, a state, local or public retirement plan official, without first notifying Golub Capital and receiving prior approval from Compliance. A candidate for federal office that is currently a state, local or retirement plan official would be subject to this restriction. Prior notice and approval are also required prior to the solicitation or coordination of political contributions for anyone who is, or who is campaigning to become, a state, local or public retirement plan official, or for state or local political parties.
The purpose of this policy statement is not to unnecessarily limit political contributions and activities, but to comply with applicable laws, regulations and governmental policies applicable to Golub Capital, including changes that might occur in the law. Therefore, Golub Capital will normally approve political contributions and activities that comply with applicable laws, regulations and governmental policies, do not impose a material risk to Golub Capital in light of possible changes that might occur and do not otherwise impose a material risk to the business or reputation of Golub Capital. For example, under current rules, Golub Capital will normally approve contributions outside the State of New York by persons who are not in management or fundraising roles or who make contributions under certain dollar thresholds. Golub Capital also will normally approve contributions in the State of New York under certain dollar thresholds by persons entitled to vote for the office involved. Similarly, Golub Capital will normally approve contributions involving governmental offices that are not involved in the management of assets or the selection of investment managers, and that are not in a position to appoint or otherwise influence such officials. In all events, however, Golub Capital may be required to keep records of contributions and solicitation and coordination activities of persons and entities covered by this policy statement, and to disclose those records to its governmental regulators.
This policy statement may change as laws, regulations and governmental policies change. This policy statement is in addition to, and does not replace, other policies of Golub Capital with respect to complying with laws and maintaining the highest level of integrity concerning Golub Capital’s dealings with its Investors, including but not limited to Investors that represent state, municipal and retirement plan assets.
VI. PROVIDING INVESTMENT ADVICE TO PERSONS OTHER THAN ADVISER CLIENTS; DISCLOSURE OF PERSONAL INTEREST IN TRANSACTIONS
To avoid conflicts with the interests of Clients, no Supervised Person may provide investment advice (e.g., advice as to the value of securities, or as to the advisability of investing in, purchasing or selling securities) or portfolio management services for compensation to any person, other than a Client, under any circumstances, unless that arrangement is disclosed to and approved by the Chief Compliance Officer. Such investment advice would be considered an “outside business activity” and should be reported as such. It is a conflict of interest to recommend any security to a Client, or to direct any transaction for a Client in that security, if a Supervised Person has a personal interest in that security. Therefore, if a Supervised Person has a personal interest in a security (other than an interest in a Fund), such Supervised Person must disclose that interest to the Chief Compliance Officer before recommending that security or before directing an investment decision with respect to that security. If a Supervised Person has the power to direct any transaction in any such security, investment personnel with no personal interest in such security must review such an investment decision. A personal interest in a security may be financial, but it may also involve another interest, such as a family or friend’s involvement with a security. This shall not, however, prohibit a Supervised Person from making investment decisions for such Supervised Person’s own account, subject to the Code of Ethics.

VII.GIFTS
Receiving Excessive Gifts or Entertainment is Prohibited
Receiving excessive gifts or entertainment from others who may represent actual or potential vendors is prohibited. Supervised Persons may accept only business-related meals, entertainment, gifts, or favors when the value involved is not significant and clearly will not create any appearance of a conflict of interest or an obligation to the donor. The value of a gift or favor should be less than $100 and may not be part of a recurrent pattern of giving. Each Supervised Person may accept gifts from a single giver (any firm or natural person associated with such firm) in amounts not exceeding $100 in any year. Such prohibition does not limit ordinary and usual business entertainment provided by a firm or its associates to Supervised Persons. Thus, when a firm or its associates are hosting Supervised Persons at an occasional meal, sporting event, theater production or comparable entertainment event, such an event would not be subject to the $100 gift restriction so long as it is neither so frequent nor so extensive as to raise any question of propriety.
Approval Required for Receipt of Gifts in Excess of $100
Before accepting anything with an assumed individual or aggregate value (except for those items of business entertainment noted directly above) from any outside business person in excess of $100 during any year, a Supervised Person must obtain the written approval of the Chief Compliance Officer.
Providing Excessive Gifts or Entertainment is Prohibited
Providing excessive gifts or entertainment to others who may represent actual or prospective clients is also prohibited. Giving extravagant gifts or entertainment to the fiduciary of an account can be construed as an inducement to such fiduciary to allocate client assets on a basis other than the suitability of the manager. Further, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and many state laws (with respect to state plans) prohibit such gifts.
In any case, no gifts or entertainment of any value should be given with respect to any ERISA or Taft-Hartley benefit plan investor, state or municipal pension plans or state or local elected officials without prior approval of the Chief Compliance Officer.
Supervised Persons may give only business-related meals, entertainment, gifts or favors when the value involved is not significant and clearly will not create any appearance of a conflict of interest or an obligation to the donor. The value of a gift or favor should be less than $250 and may not be part of a recurrent pattern of giving. Each Supervised Person may give gifts to a single receiver (any firm or natural person associated with such firm) in amounts not exceeding $250 in any year. Such prohibition does not limit ordinary and usual business entertainment provided to a firm or its associates. Thus, when a firm or its associates are hosted by Supervised Persons at an occasional meal, sporting event, theater production or comparable entertainment event, such an event would not be subject to the $250 gift restriction so long as it is neither so frequent nor so extensive as to raise any question of propriety.
Approval Required for Providing Gifts in Excess of $250
Before giving anything with an assumed individual or aggregate value (except for those items of business entertainment noted directly above) to any outside business person in excess of $250 during any year, a Supervised Person must obtain the approval of the Chief Compliance Officer.
Under no circumstances may an employee initiate or encourage the provision of a gift from any other person or organization. For the avoidance of doubt, this policy regarding gifts also applies to interactions with government entities and employees.
Relationships with Outside Vendors
Supervised Persons should be careful when doing business on behalf of the Adviser with outside vendors (“Vendors”) with which a Supervised Person has a financial interest or family or personal relationship. These situations may present conflicts of interest that impair the Supervised Person from acting solely in the best interests of the Adviser and its Clients and without regard to the financial interest or family or personal relationship. When a Supervised Person learns that the Adviser is, or is considering, doing business with a Vendor with which that or another employee has a financial, family or personal relationship, the Supervised Person should disclose that information promptly to the Chief Compliance Officer. While there is no absolute prohibition against holding a financial interest in or having a family or personal relationship with a Vendor, the Adviser will examine these situations, before the relationship with the Adviser begins to the extent practicable, so that the Adviser can evaluate any potential conflicts of interest.
In evaluating these situations, a conflict of interest will be presumed to exist when an employee who has a financial, family or personal relationship with a Vendor approves the use of the Vendor or negotiates the terms of the agreement with the Vendor. Certain mitigating facts can overcome this presumption. Factors that will be considered include the significance of the financial interest, the degree of the family or personal relationship and whether the fairness of the price of the goods or services can be determined independently.
VIII.DISCLOSURE OF CONFLICTS OF INTEREST
Any Supervised Person who becomes aware of any practice that arguably involves the Adviser in a conflict of interest and is not sure whether the practice has been fully and accurately disclosed to Clients and/or Investors or whether Clients and/or Investors have consented to the practice should promptly contact the Chief Compliance Officer. In assisting the Chief Compliance Officer in formulating appropriate disclosures, Supervised Persons must bear in mind that the Adviser will not be deemed to have properly obtained consent from a particular Client or Investor unless the disclosure relating to the conflict is materially accurate and complete and understandable by that particular Client or Investor.